Exhibit 99.1

WHITING USA TRUST II The Bank of New York Mellon Trust Company, N.A., as Trustee

News Release	FOR IMMEDIATE RELEASE

Whiting USA Trust II Announces Trust Quarterly DISTRIBUTION

Austin, Texas, February 7, 2017 –  Whiting USA Trust  II  (OTC Symbol – WHZT) announced today that the Trust will make a distribution to unitholders in the first quarter of 2017, which relates to net profits generated during the fourth quarterly payment period of 2016. Unitholders of record on February 19, 2017 (which results in an effective record date of February 17, 2017 due to the 19th of February falling on a non-trading day) will receive a distribution of $0.063784 per unit, which is payable on or before March 1, 2017 (the “February 2017 distribution”).

As of the date of this press release, 99.9% of the Trust’s total 18,400,000 units outstanding were held by Cede & Co. (The Depository Trust Corporation’s nominee) as the official unitholder of record. The effective record date of February 17, 2017 for this distribution is only applicable to unitholders of record such as Cede & Co., and the ex-date, as set by The Financial Industry Regulatory Authority, Inc., or FINRA, actually determines which street name holders will be eligible to receive the February 2017 distribution.

Sales volumes, net profits and selected performance metrics for the quarter payment period were:

Sales volumes:
Oil (Bbl)(1)	247,126
Natural gas (Mcf)	352,462
Total (BOE)	305,870
Gross proceeds:
Oil sales(1)	$10,073,184
Natural gas sales	1,033,476
Total gross proceeds	$11,106,660
Costs:
Lease operating expenses(2)	$8,337,449
Production taxes	590,160
Development costs	539,079
Cash settlements on commodity derivatives(3)	-
Total costs	$9,466,688
Net profits	$1,639,972
Percentage allocable to Trust’s Net Profits Interest	90%
Total cash available for the Trust	$1,475,975
Provision for estimated Trust expenses	(300,000)
Montana state income taxes withheld	(2,358)
Net cash proceeds available for distribution	$1,173,617
Trust units outstanding	18,400,000
Cash distribution per Trust unit	$0.063784
Selected performance metrics:
Crude oil average realized price (per Bbl)(1)	$40.76
Natural gas average realized price (per Mcf)(4)	$2.93
Lease operating expenses (per BOE)(2)	$27.26
Production tax rate (percent of total gross proceeds)	5.3%

__________

(1)	Oil includes natural gas liquids.
(2)

The Trust’s underlying properties experienced an increase in lease operating expenses during the fourth quarterly payment period of 2016 as compared to the third quarterly payment period of 2016 primarily due to differences in timing associated with invoices received and paid for non-operated properties between periods.

(3)

All costless collar hedge contracts terminated as of December 31, 2014, and no additional hedges are allowed to be placed on Trust assets.  Consequently, there are no further cash settlements on commodity hedges for inclusion in the Trust’s computation of net profits (or net losses, as the case may be), and the Trust has increased exposure to oil and natural gas price volatility.

(4)

The average sales price of natural gas for the gas production months within the distribution period exceeded the average NYMEX gas prices for those same months within the period due to the “liquids rich” content of a portion of the natural gas volumes produced by the underlying properties.

Status of the Trust

Oil and natural gas prices have fallen significantly since reaching highs of $105.00 per Bbl and $4.80 per Mcf, respectively, during 2014. As a result of the decline in commodity prices, the Trust did not have sufficient available funds to make any distributions to unitholders during the first three calendar quarters of 2016, and the NPI generated relatively  low distributable income for the last calendar quarter of 2016 as well as the February 2017 distribution. The Trust is unable to predict future commodity prices; however, it appears likely that future distributions, if any, to Trust unitholders will continue to be significantly impacted by low oil and natural gas prices.

If the net profits interest (“NPI”) continues to generate limited net profits or additional net losses, the net profits interest may not provide sufficient funds to the Trustee to enable it to pay all of the Trust’s administrative expenses, and the Trustee may be required to sell the NPI, as discussed below. The Trustee may borrow the funds required to pay the Trust’s liabilities if the Trustee determines that the cash on hand and the cash to be received, which is dependent on future net proceeds, are insufficient to cover the Trust’s liabilities. If the Trustee determines that the Trust’s cash reserves are insufficient to cover the general and administrative expenses of the Trust during periods when the NPI generates net losses or limited net profits, Whiting intends to loan to the Trust the amount of funds necessary to satisfy payment of its liabilities.

Trust Termination

The Trust will wind up its affairs and terminate shortly after the earlier of (a) the NPI termination date or (b) the sale of the net profits interest. The NPI termination date is  the later to occur of (1) December 31, 2021, or (2) the time when 11.79 MMBOE (10.61 MMBOE to the 90% net profits interest) have been produced from the underlying properties and sold, which is estimated to be July 31, 2023 based on the Trust’s year-end 2016 reserve report. The Trust is required to sell the NPI and terminate if cash proceeds to the Trust from the net profits interest are less than $2.0 million for each of any two consecutive years. During the year ended December 31, 2016, the Trust received cash proceeds of $1.9 million from the net profits interest.  The Trust will receive cash proceeds of $1.5 million from the net profits interest during the first calendar quarter of 2017.  Therefore, if the cash proceeds to the Trust from the net profits interest are less than $0.5 million over the remaining three calendar quarters of 2017, the Trust will be required to sell the NPI and terminate. After the termination of the Trust, it will pay no further distributions.

The market price of the Trust units will decline to zero at termination of the Trust, which will occur around or shortly after the termination or sale of the net profits interest. As described in the Trust’s public filings, since the assets of the Trust are depleting assets, a portion of each cash distribution paid on the Trust units, if any, should be considered by investors as a return of capital, with the remainder being considered as a return on investment

Net Profits Interest Overview

The Trust’s net profits interest, which is the only asset of the Trust other than cash reserves held for future Trust expenses, represents the right to receive 90% of the net proceeds from Whiting Petroleum Corporation’s interests in certain existing oil and natural gas properties located primarily in the Rocky Mountains, Permian Basin, Gulf Coast and Mid-Continent regions of the United States.

As of December 31, 2016, on a cumulative accrual basis, 6.89 MMBOE (65%) of the Trust’s total 10.61 MMBOE have been produced and sold or divested. Based on the Trust’s reserve report for the underlying properties as of December 31, 2016, the Trust’s 10.61 MMBOE are projected to be produced by July 31, 2023, shortly after which the Trust would terminate (if not otherwise required to terminate at an earlier date as discussed above).  Additionally, the 2016 year-end reserve report reflects expected annualized decline rates of approximately 12% for oil and 15% for gas between 2017 and 2023, which estimates are derived from NYMEX oil and gas prices of $42.75 per Bbl and $2.49 per MMbtu as calculated pursuant to current SEC and FASB guidelines. As of January 31, 2017, the NYMEX oil and gas prices were

$52.81 per Bbl and $3.12 per MMBtu, respectively. Oil and gas prices historically have been volatile and may fluctuate widely in the future. Lower oil and gas prices are likely to cause a reduction in the amount of oil, natural gas and natural gas liquids that is economic to produce from the underlying properties which may in turn extend the length of time required to produce the Trust’s 10.61 MMBOE. Alternatively, higher oil and gas prices may potentially result in an increase in the amount of oil, natural gas and natural gas liquids that is economic to produce from the underlying properties however; higher prices could result in increases in costs of materials, services and personnel.  Furthermore, cash distributions to unitholders may decline at a faster rate than the rate of production due to industry-specific risks and uncertainties such as (i) commodity price declines, (ii) fixed and semi-variable costs not decreasing as fast as production volumes or (iii) expected future development being delayed, reduced or cancelled.

Forward-Looking Statements

This press release contains forward-looking statements, including all statements made in this press release other than statements of historical fact.  No assurances can be given that such statements will prove to be correct. The estimated time when the Trust will terminate is based on the Trust’s reserve report of the underlying properties as of December 31, 2016 and is subject to the assumptions contained therein. Additionally, the estimated time when the market price of the Trust units should decline to zero is based on the economic rights of the Trust units. The trading price of the Trust units is affected by factors outside of the control of the Trust or Whiting, including actions of market participants, among others. Other important factors that could cause actual results to differ materially include expenses of the Trust, fluctuations in oil and natural gas prices, uncertainty of estimates of oil and natural gas reserves and production, uncertainty as to the timing of any such production, risks inherent in the operation, production and development of oil and gas properties, and future production and development costs.  Statements made in this press release are qualified by the cautionary statements made in this press release. The Trustee does not intend, and assumes no obligation, to update any of the statements included in this press release.

Contact:	Whiting USA Trust II
The Bank of New York Mellon Trust Company, N.A., as Trustee
Mike Ulrich
(512) 236-6599
919 Congress Avenue, Suite 500, Austin, TX 78701
http://WhitingWHZ.investorhq.businesswire.com/